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                                                                    Exhibit 99.5


                               PHOENIX COLOR CORP.

                                Offer to Exchange
                   10 3/8% Senior Subordinated Notes due 2009
                           for any and all outstanding
                   10 3/8% Senior Subordinated Notes due 2009

                                                                    [May , 1999]

To All Holders of 10 3/8% Senior Subordinated Notes of Phoenix Color Corp.:

         Enclosed for your consideration is a Prospectus, dated May , 1999 (as the same may be amended or supplemented from time to time, the "Prospectus"), and a letter of transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") by Phoenix Color Corp. (the "Company") to exchange $1,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which exchange has been registered under the Securities
Act of 1933 as amended (the "Securities Act"), for each $1,000 principal amount of the Company's outstanding 10 3/8% Senior Subordinated Notes due
2009 (the "Private Notes"), of which $105,000,000 aggregate principal amount was issued and sold on February 2, 1999 in a transaction exempt from registration under the Securities Act and is outstanding on the date hereof.
The Company will accept for exchange any and all Private Notes properly tendered according to the terms of the Prospectus and the accompanying Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

         This material is being forwarded to you as the beneficial owner of Private Notes carried by us for your account or benefit but not registered in your name. A tender of such Private Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Private Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if such beneficial owners wish to tender Private Notes in the Exchange Offer.

         Accordingly, we request instructions as to whether you wish us to tender any or all such Private Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. However, we urge you to read the Prospectus carefully before instructing us as to whether or not to tender your Private Notes.

         Your instruction to us should be forwarded as promptly as possible in order to permit us to tender Private Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on [ day ], [ date ], unless the Exchange Offer is extended by the Company. The time the Exchange Offer expires is referred to as the "Expiration Date." Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR PRIVATE NOTES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE HEREOF. The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you directly to tender private Notes held by us and registered in our name for your account or benefit.

         If we do not receive written instructions in accordance with the procedures presented in the Prospectus and the Letter of Transmittal, we will not tender any of the Private Notes on your account.

         Please carefully review the enclosed material as you consider the Exchange Offer.